Exhibit 11

                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                                            Three Months Ended            Six Months Ended
                                                                 June 30,                      June 30,
                                                         -------------------------     -------------------------
                                                            2001           2000           2001          2000
                                                         ----------     ----------     ----------     ----------
Net income                                               $  712,166     $  820,801     $1,510,326     $1,700,737
                                                         ==========     ==========     ==========     ==========

Weighted average number of common shares outstanding      3,823,860      3,858,743      3,824,157      3,858,886

Common stock equivalents due to dilutive effect
  of potential common shares                                 66,382             --         58,612             --
                                                          ---------      ---------      ---------      ---------
Total weighted average number of common shares
  and common share equivalents outstanding                3,890,242      3,858,743      3,882,769      3,858,886
                                                         ==========     ==========     ==========     ==========

Basic earnings per common share                          $    0.186     $    0.213     $    0.395     $    0.441

Diluted earnings per common share                        $    0.183     $    0.213     $    0.389     $    0.441

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